Exhibit 99.2

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
                            SERIES B PREFERRED STOCK
                                       OF
                                  BIGMAR, INC.


                         Pursuant to Section 151 of the
                           General Corporation Law of
                              the State of Delaware


     The Chief Executive Officer of Bigmar, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of
Section 103, does hereby certify as follows:

     Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Restated and Amended Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation on December 21, 2000, adopted the following resolution creating a series of Preferred Stock designated as Series B Preferred Stock:

     "WHEREAS, the Certificate of Incorporation of the Corporation, as amended, provides for a class of shares known as the Preferred Stock, issuable from time to time in one or more series;

     WHEREAS, the Board of Directors of the Corporation is authorized, in the Certificate of Incorporation, to determine the rights, preferences, privileges and restrictions granted to or imposed upon each wholly unissued series of the Preferred Stock, to fix the number of shares constituting each such series, and to determine the designation thereof; and

     WHEREAS, the Board of Directors of the Corporation desires to designate a series of the Preferred Stock as "Series B Preferred Stock" and to designate the number of shares constituting such series and to fix the rights, preferences, privileges and restrictions of such series.

     BE IT RESOLVED, that the Board of Directors of the Corporation hereby designates such new series of the Preferred Stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

     1. Series B Designation and Authorized Amount.

     Ten Thousand (10,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series B (Non-participating) Preferred Stock" (the "Series B Preferred Stock") with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below.

     2. Dividends.

          (a) Cumulative Dividends. The holders of the Series B Preferred Stock shall be entitled to receive dividends at the rate of $70.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor. Such dividends shall be cumulative and shall be due and payable annually in arrears.

          (b) Preference. No dividends shall be paid on any Common Stock or any other Preferred Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $70.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series B Preferred Stock shall be paid or declared and set apart during the fiscal year and any prior years which dividends accumulated but remain unpaid.

          3. Liquidation.

          (a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and on parity with the holders of Series A Preferred Stock, the amount of $1,000.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued but unpaid dividends on such share for each share of Series B Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock is insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount of such holder is otherwise entitled to receive.

          (b) Merger or Sale of All Assets Deemed a Liquidation. For purposes of this Section 3, (i) an acquisition of the Corporation by means of merger or other form of corporate reorganization in which all of the outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series B Preferred Stock to receive at the closing, in cash, securities or other property as specified in a liquidation.

          (c) Non Cash Liquidation. Whenever the distribution provided for in this Section 3 is paid in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

     4. Redemption.

          (a) Company's Optional Redemption. This Corporation may on or after January 1, 2003 redeem, from any source of funds legally available, the Series B Preferred Stock. The Corporation shall effect such redemptions by giving Notice (defined in Section 4(b)) to the holders of Series B Preferred Stock and paying in cash in exchange for the shares of Series B Preferred Stock to be redeemed a sum equal to 1,000 times the then Series B Conversion Price per share described in Section 6 (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the date of the Notice plus all accumulated but unpaid dividends on such shares. The redemption shall be for all of the Series B Preferred Stock outstanding as of the Redemption Date, as described in Section 4(c). The Corporation may not affect a redemption of portions of the Series B Preferred Stock outstanding without the consent of each holder of Series B Preferred Stock.

          (b) Redemption Notice. At least 30 days prior to redemption, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the redemption date, the redemption price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Notice"). Upon receipt of the Notice, the holder may either convert the Series B Preferred Stock into Common Stock pursuant to the terms of Section 6. On or after the redemption date, each remaining holder of Series B Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Notice, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

          (c) Redemption Date. From and after the redemption date, unless there shall have been a default in payment of the redemption price, all rights of the holders of shares of Series B Preferred Stock designated for redemption in the Notice as holders of Series B Preferred Stock shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

     5. Voting Rights.

     The holders Series B Preferred Shares shall have no voting rights as holders of Series B Preferred Shares until the shares are converted to shares of Common Stock, at which time the holders shall have the voting rights of holders of Common Stock.

     6. Conversion.

     The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share but prior to December 31, 2005, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing 1,000 by the Series B Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the "Series B Conversion Price") shall initially be $2.00 per share of Common Stock until and through December 31, 2002. Between January 1, 2003 through December 31, 2005, the Series B Conversion Price shall be 90 percent of the 20 tracking day average closing price of the Common Stock prior to the date the certificate is surrendered for conversion. If the Common Stock is not listed on the NASDAQ Market or the OTC Bulletin Board, the price shall be determined by a third party appraisal. At no time will the Series B Conversion Price be less than $1.50 per share of Common Stock.

          (b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then Series B Conversion Price on December 31, 2005.

          (c) Mechanics of Conversion. (i) Before any holder of Series B Preferred Stock shall be entitled to convert into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state names in which he wishes the certificate for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred Stock, a certificate for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable, upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (d) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series B Preferred Stock is changed into a different number of shares or any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

          (e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

          (f) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors.)

     7. Notices.

     Any notice required by these provisions to be given to the holders of shares of Series B Preferred Stock shall be deemed given two days following the date deposited in the United States mail, postage prepaid, or one date following shipment by nationally recognized overnight courier or immediately if sent by facsimile or delivered personally by hand and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

     8. Regulation S.

     Neither the Corporation nor any authorized agent acting on its behalf will register any transfer of the Series B Preferred Stock thereof not made in compliance with Regulation S under the Securities Act of 1933 or pursuant to registration or another available exemption under such Act.

     This Certificate of Designation is executed as of this 27th day of February, 2001.

                                        BIGMAR, INC.

                                        /s/   John G. Tramontana
                                        ----------------------------------------
                                        By:   John G.  Tramontana
                                              Chief Executive Officer